EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                INVESTOR RELATIONS CONTACT:
                                                     Hayden Communications, Inc.
                                                     Matthew Hayden
                                                     Tel: 858-456-4533
                                                     matt@haydenir.com
                                                     www.haydenir.com

        TAG-IT PACIFIC, INC. REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

                Revenues increase 28.5% vs. First Quarter of 2004


LOS ANGELES, CA, MAY 16, 2005 --TAG-IT PACIFIC, INC. (AMEX: TAG), a full service outsourced trim management department for manufacturers of fashion apparel, today announced financial results for the Company's first quarter ended March 31, 2005.

For the quarter, the Company reported revenue of $13.1 million, a 28.5 percent increase compared to the $10.2 million reported for the first quarter last year. Cost of goods sold was $9.8 million, up 36.8 percent compared to the $7.2 million for the same quarter last year. Gross profit was $3.3 million, or 24.9 percent of sales, compared to gross profit of $3.0 million, or 29.4 percent of sales, for the first quarter last year.

Total operating expenses were $4.5 million, a 23.2 percent increase compared to the $3.6 million for the first quarter one year ago. The increase was due to a
52.6 percent increase in general and administrative expenses, reflecting investments in the Company's new management and sales personnel additions including the recently opened zipper manufacturing facility in Kings Mountain North Carolina and the expansion of the Company's Asian operations. Loss from operations for the quarter was $1.2 million, up 91.1 percent from the $637,206 reported for the first quarter one year ago. Net loss applicable to shareholders was $1.6 million, or $0.09 per basic and fully diluted share, compared to a net loss of $582,535, or $0.04 per basic and fully diluted share for the first quarter last year. Shares used in the calculation of earnings per share were
18.2 million for the first quarter of 2005 and 14.9 million for the first quarter of 2004.

Colin Dyne, Chief Executive Officer of Tag-It Pacific, commented, "During the quarter, we continued to execute our growth strategy for our Talon division, making significant strides toward getting our current franchises fully operational. We have invested in manufacturing facilities and new personnel both domestically and internationally to facilitate our growth as we progress toward this anticipated ramp up. In addition, we are currently negotiating for several new franchise territories and joint venture agreements, some which are significantly larger than any we have signed to date, and are on track with our global expansion of the Talon Brand.

"Our TrimNet business continues to grow, with the addition of new customers towards the latter part of 2004 and the continued addition of new customers in the first part of 2005," Mr. Dyne continued. "We are excited about the market's acceptance of our product offerings. Our new sales and marketing efforts give us coverage over three major regions of the country, where we are focusing on specialty retailers and major brands as we continue to grow and diversify our customer base."

Subsequent to the end of the quarter, the Company announced a significant expansion of its Talon division. The Company plans to open an owner-operated light manufacturing facility in Guatemala to service the entire Central America region. Collectively, Central America represents an estimated $30-40 million market annually. The Company also opened a sales, marketing and customer development operation in Shanghai to target the large Northern Chinese market. Shanghai and the region potentially represent one of the largest markets in the world, which is a compelling opportunity for Tag-It.

OUTLOOK
Based on what the Company has seen in the market in the last month, including the build-up of our sales and the Company's implementation of new programs, slower than expected start-up of the Talon owned


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and  operated  North  Carolina  facility,   ramp-up  of  the  Company's  TrimNet
customers, and roll-out of the Talon franchise business, the Company has reevaluated and is revising its top line growth expectation for the full year to growth of approximately 25 percent over 2004. The Company continues to expect gross margins to be in the range previously discussed, which is 26 percent to 28 percent. As a result of its moderated sales growth, the Company is implementing cost-reduction strategies to reduce its SG&A expenses. However, any reductions could be offset by higher legal expenses associated with the Company's litigation with Pro-Fit. The Company's ability to achieve profitability in the second quarter and to remain consistently profitable for the remainder of the year will depend to a large degree on the foregoing. This revised guidance is based primarily on the Company moving out sales revenues from the North Carolina facility and International Talon business by one quarter and the Company has not factored in growth from any new customers.

ABOUT TAG-IT PACIFIC, INC.

Tag-It specializes in the distribution of a full range of trim items to manufacturers of fashion apparel, specialty retailers and mass merchandiser.
Tag-It acts as a full service outsourced trim management department for manufacturers of fashion apparel such as Kellwood and Azteca Production International. Tag-it also serves as a specified supplier of trim items to specific brands, brand licensees and retailers, including Levi Strauss & Co., Motherworks, Express, The Limited, Miller's Outpost and Lerner, among others. In addition, Tag-It distributes zippers under its TALON brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart and JC Penny, among others. In 2002, Tag-It created a new division under the TEKFIT brand name. This division develops and sells apparel components that utilize the patented Pro-Fit technology, including a stretch waistband.

FORWARD LOOKING STATEMENTS:

With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include projected revenue growth, operating income and gross margins, revenue composition, potential new franchise arrangements, the expansion of operations in Guatemala and Shanghai, and the successful implementation of our zipper franchise strategy. Factors which could cause actual results to differ materially from these forward-looking statements include an unfavorable outcome in our litigation with Pro-Fit Holdings relating to our stretch waistbands, the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of trim management systems with similar or better functionality than our Managed Trim Solution, default by our Talon franchisees in their obligations to us, pricing pressures and other competitive factors, potential fluctuations in quarterly operating results, our management of potential growth and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 TABLES ATTACHED


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


                              TAG-IT PACIFIC, INC.
                          Selected Balance Sheet Items
                             (all numbers in $000's)

                                   (unaudited)


                                                       March 31,    December 31,
                                                         2005            2004
                                                      ----------      ----------

Cash ........................................         $    2,863      $    5,461
Accounts Receivable, net ....................         $   18,963      $   22,390
Inventories .................................         $   11,118      $    9,306
Total Current Assets ........................         $   38,835      $   40,483

Total Assets ................................         $   55,061      $   56,447
                                                      ==========      ==========

Line of Credit ..............................         $      599      $      615
Accounts Payable and Accrued Expenses .......         $    8,080      $    7,461
Total  Current Liabilities ..................         $   11,237      $   11,175
Total  Liabilities ..........................         $   26,259      $   26,253
Total Stockholders' Equity ..................         $   28,801      $   30,195

Total  Liabilities and Equity ...............         $   55,061      $   56,448
                                                      ==========      ==========


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



                              TAG-IT PACIFIC, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                  Three Months Ended March 31,
                                                -------------------------------
                                                    2005               2004
                                                ------------       ------------

Net sales ................................      $ 13,055,277       $ 10,160,298
Cost of goods sold .......................         9,803,454          7,168,248
                                                ------------       ------------
     Gross profit ........................         3,251,823          2,992,050

Selling expenses .........................           742,334            772,116
General and administrative expenses ......         3,727,260          2,442,465
Restructuring charges ....................              --              414,675
                                                ------------       ------------
     Total operating expenses ............         4,469,594          3,629,256

Loss from operations .....................        (1,217,771)          (637,206)
Interest expense, net ....................           268,655            186,719
                                                ------------       ------------
Loss before income taxes .................        (1,486,426)          (823,925)
Provision (benefit) for income taxes .....           162,017           (271,895)
                                                ------------       ------------
     Net loss ............................      $ (1,648,443)      $   (552,030)
                                                ============       ============
Less:  Preferred stock dividends .........              --               30,505
                                                ------------       ------------
Net loss available to common shareholders       $ (1,648,443)      $   (582,535)
                                                ============       ============

Basic loss per share .....................      $      (0.09)      $      (0.04)
                                                ============       ============
Diluted loss per share ...................      $      (0.09)      $      (0.04)
                                                ============       ============

Weighted average number of common shares
   outstanding:
     Basic ...............................        18,179,426         14,921,591
                                                ============       ============
     Diluted .............................        18,179,426         14,921,591
                                                ============       ============


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